Exhibit 3.2

CHAY ENTERPRISES, INC.

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORAITON

Pursuant to the provisions of the Colorado Business Corporation Act, CHAY Enterprises, Inc. (hereinafter referred to as the “Corporation”), adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:

The name of the Corporation is CHAY Enterprises, Inc.

SECOND:

The Articles of Incorporation of the Corporation are hereby amended as follows:

Article FOURTH is amended by deleting the first sentence of Article FOURTH in its entirety and substituting in lieu thereof the following:

“The number of directors of the corporation shall be

fixed by the bylaws, or if the bylaws fail to fix such a

number, then by resolutions adopted from time to time

by the board of directors, provided that the number of

directors shall not be less than one.”

THIRD:

The amendment was advised to the shareholders by written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with the Colorado Business Corporation Act on the 11th day of February, 1998.

FOURTH:

The amendment was adopted by action taken by the shareholders of the Corporation in accordance with the Colorado Business Corporation Act on the 4th day of March, 1998.

FIFTH:

The number of votes cast which were represented by the action by shareholders approving the amendment was sufficient for approval.

CHAY ENTERPRISES, INC.

By: /s/ Gary McAdam

Gary McAdam, President